                                                                                                Exhibit 99.1

Special Edition Morgan's Minutes - 28 March, 2005

Hello, everyone. I've got some very exciting news for you today. We've just announced that Acxiom has reached a definitive agreement to acquire Digital Impact, Inc., one of the premier providers of on-line marketing solutions. I have attached our joint news release, and I encourage those of you who read this in time to listen to the conference call we'll hold at 8:00 a.m. CST today to share more details with and take questions from members of the investment community. You can hear it at www.acxiom.com

We are really excited about what Digital Impact brings to Acxiom: great digital marketing solutions, a great technology platform that delivers them, great clients that are candidates for Acxiom's others products and services and, best of all, great people. Learn more at www.digitalimpact.com

This is an important strategic move for Acxiom. Our goal is to create multi-channel, integrated solutions, and our clients are looking for increasingly more sophisticated e-marketing capabilities as part of that approach.
E-mail marketing is making a strong rebound as a cost-effective and timely way for companies to serve their customers.

The major technology companies and internet service providers are working together to fight spam, and there appears to be clear light at the end of the tunnel. Most industry observers expect the spam problem as we know it to be remedied in the next couple of years, and that will only make this growing on-line marketing segment a more prominent part of companies' marketing plans.

While we have provided a certain level of e-marketing capability, we have not been positioned to meet the growing demands of the marketplace. With Digital Impact, we will be able to meet that need.

We have been looking at this market for a good while and have closely evaluated all the major players. With the
SmartDM acquisition in January we took our first major step into the digital marketing space. Digital Impact will complement our Nashville team's capabilities and enable Acxiom to be a strong on-line marketing force for mid-tier and large-tier companies.

We saw Digital Impact as the clear No. 1 player in the market, and now was the time to make this move - to give our clients the high-end capability they've been asking for and to immediately gain a market-leading position in this industry. Digital Impact extends and enhances the overall Acxiom value proposition for almost every client we have.

Also, Acxiom is well positioned to deliver significant additional value to Digital Impact's business. Doing business in the on-line world creates an incredible amount of transactions, and thus an incredible amount of data. Our grid-based Customer Information Infrastructure is the perfect platform to process, store and update this vast amount of data. Our data assets and data integration expertise also represent important capabilities to improve the Digital Impact value proposition.

We expect this deal to be completed in the next 30 days or so. And when it's done, we'll welcome approximately
280 new associates to Acxiom, associates who work in San Mateo, California (Digital Impact's headquarters), New
York, London, Singapore and Bend, Oregon.

As you'll read in our press release, Digital Impact serves more than 100 clients in several industries, including financial services, telecommunications, travel and entertainment, technology and retail. Its major clients include Hewlett Packard; New York Life; Nextel Communications; The Gap; Marriott International, Inc.; Microsoft
and Victoria's Secret.

Digital Impact's clients are prime prospects for our products and services, and our clients are prime prospects for theirs. We look forward to sharing more information with our combined client list about how our companies'
capabilities will work well together to help them reach more customers, more effectively, in this still largely untapped digital channel.

I hope I've effectively explained why I'm so excited about this news. If you have thoughts or questions, please don't hesitate to e-mail me - charles@acxiom.com. Thanks and have a great week.

[Copy of joint press release, dated March 28, 2005, of Acxiom Corporation and Digital Impact, Inc. accompanied this correspondence.]